Exhibit 10.7

ADDENDUM TO BOORNAZIAN CONTRACT

TERMINATION BY consolidation or reorganization; CHANGE IN CONTROL

If the employment of the Executive hereunder shall be terminated solely by reason of the liquidation of any affiliate for the purposes of consolidation or reorganization or as part of any arrangement for the consolidation of the undertaking of such affiliate not involving liquidation (in each case, other than a ‘‘Change in Control’’, as defined below) and the Executive shall be offered employment with the consolidated or reorganized company on the same terms as the terms of this Agreement, the Executive shall have no claim against the Company or any affiliate in respect of the termination of his employment by the Company.

If the employment of the Executive hereunder shall be terminated by the Company without Cause or by the Executive with Good Reason within the six-month period prior to a Change in Control or within the two-year period after a Change in Control, in addition to the benefits provided in Section 8(a), the Executive shall be entitled to the additional following benefits: other than share options and other equity-based awards granted prior to the date of this Agreement, which shall vest and be exercisable in accordance with the terms of their grant agreements, all share options and other equity-based awards shall immediately vest and remain exercisable for the remainder of their terms.

For purposes of this Agreement, ‘‘Change in Control’’ shall have the same meaning as under the Aspen Insurance Holdings 2003 Share Incentive Plan as in effect as of the date hereof.

ASPEN INSURANCE U.S. SERVICES INC.

By: /s/ Courtney Driscoll

        Name: Courtney Driscoll

        Title: HR Director

BRIAN M. BOORNAZIAN

/s/ Brian Boornazian